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                             SUPPLEMENT TO PROXY STATEMENT

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                            PRECIS SMART CARD SYSTEMS, INC.
                           2500 SOUTH MCGEE DRIVE, SUITE 147
                                NORMAN, OKLAHOMA 73072
                               TELEPHONE: (405) 292-4900

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                            ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON NOVEMBER 29, 2000
                 (POSTPONED AND RESCHEDULED FROM NOVEMBER 14, 2000)

       We at Precis Smart Card Systems, Inc. are distributing this Supplement to Proxy Statement to you and other holders of our common stock at the close of business on October 6, 2000. This Supplement amends and supplements the Proxy Statement, dated October 3, 2000, related to the Annual Meeting of the holders of our common stock to be held on November 29, 2000. The Annual Meeting has been rescheduled and changed to 2:00 p.m. on November 29th, 2000 to be held in our offices at Suite 147, 2500 South McGee Drive, Norman, Oklahoma.

       One of the matters, identified as Proposal One in the Proxy Statement, to be considered by our shareholders at the Annual Meeting is approval of the Agreement and Plan of Merger, dated March 21, 2000, as amended. This agreement is amongst us, Precis-Foresight Acquisition, Inc. (our wholly-owned subsidiary) and Foresight, Inc. and its shareholders Paul A. Kruger and Mark
R. Kidd, providing for the merger of Foresight into Precis-Foresight with result that Foresight will become our wholly-owned subsidiary. Under the terms of this agreement, Paul A. Kruger, John Simonelli and Mark R. Kidd will become members of our board of directors, which will increase our board to seven members. Until all of the shares of Precis common stock have been delivered as required under the terms of the agreement (approximately until April 30, 2004) in the event of the resignation or death of Messrs. Kruger, Simonelli or Kidd, a person designated by Mr. Kruger (or his successors in interest in the event he is deceased) will be named as a director to fill the vacancy created by the resignation or death. It has come to our attention that Paul A. Kruger and Lyle W. Miller are executive officers and directors and Mr. Kidd is a director of Palweb Corporation, a publicly held development stage company engaged in the manufacturing and marketing of plastic pallets and the design, manufacture and sale of large plastic injection molding machines and systems plastic pallets. Palweb Corporation is the parent of PaceCo Financial Services, Inc.

SALE OF CERTAIN ASSETS OF PACECO FINANCIAL SERVICES, INC.

       On April 3, 2000, PaceCo Financial Services became a wholly-owned subsidiary of PalWeb Corporation pursuant to merger. PaceCo Financial Services is engaged in the business of making consumer and small business loans and is regulated as an "investment certificate issuer" by the Oklahoma Department of Securities. In connection with an examination of PaceCo Financial Services in March 1999, the Oklahoma Department of Securities determined that certain of PaceCo Financial Services' activities, including the ownership of real estate and the ownership of equity securities, were no longer going to be allowed and did not comply with the provisions of the Oklahoma Securities Act relating to the permissible activities of investment certificate issuers. As a result of such determination, PaceCo Financial Services ceased making any new investments not permissible to investment certificate issuers. Since that time PaceCo Financial Services and the Oklahoma Department of Securities have been negotiating an agreed order for the redemption or repayment of the investment certificates (passbook savings accounts and time certificates) through the sale of certain assets of PaceCo. PaceCo Financial Services' ability to fund repayment of the $6,700,000 outstanding investment certificates is substantially dependent on PaceCo Financial Services' ability to sell 40,250,000 shares of PalWeb Corporation common stock. PalWeb Corporation estimates that these shares must be sold for at least $0.12 per share in order to provide sufficient funds to redeem or

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repay the holders of the outstanding investment certificates in full. If this cannot be achieved, PaceCo Financial Services will not have sufficient assets to redeem the investment certificates resulting in losses to the holders. On October 23, 2000, the PalWeb Corporation common stock had a closing best bid price of $0.02 per share.

       Pursuant to Notice to Depositors dated October 10, 2000, PaceCo Financial Services notified the holders passbook savings accounts and time certificates that, at current market values, the net assets of PaceCo Financial Services are inadequate to redeem time certificates and to honor passbook savings account withdrawals. This notice indicates that holders may sustain approximate losses of 60% or more of their accounts which total approximately $6,700,000.

       If Paceco Financial Services and PalWeb Corporation are unsuccessful in negotiating an agreement with the Oklahoma Department of Securities, the Administrator of the Department may take enforcement actions against PaceCo Financial Services and its officers, directors and employees, including Messrs. Kruger and Kidd. As of August 25, 2000, the Oklahoma Department of Securities had not indicated to PaceCo Financial Services an intention to pursue enforcement remedies; however, enforcement actions could occur in the future.

       We want to point out that PalWeb Corporation and PaceCo Financial Services do not have any financial or business relationships with us or Foresight. However, Mark R. Kidd, who serves as our Chief Financial Officer and Controller and Secretary, serves as a director of PalWeb Corporation and President of PaceCo Financial Services. In addition, Lyle W. Miller, who serves as one of our directors, serves as Vice President of Marketing and one of the directors of PalWeb Corporation.

ADDITIONAL INFORMATION ABOUT CERTAIN EXECUTIVE OFFICER, DIRECTOR AND NOMINEE DIRECTORS

       Upon completion of the merger-acquisition of Foresight, Mr. Kruger will become a member of our board of directors and has designated John Simonelli and Mark R. Kidd to also serve as directors. Until all of the shares of our common stock have been delivered as required under the terms of the merger agreement (approximately until April 30, 2004) in the event of the resignation or death of Messrs. Kruger, Simonelli or Kidd, a person designated by Mr. Kruger (or his successors in interest in the event he is deceased) will be named as a director to fill the vacancy created by the resignation or death. The following is a brief description of the business background of Messrs. Kruger, Kidd, and Simonelli, as well as Lyle W. Miller, who is currently serving as one of our directors:

       PAUL A. KRUGER, age 46, has more than 25 years experience with the financial services industry. Beginning in 1980 until February 1996 Mr. Kruger was employed by United Bank Club Association, Inc. and served as President and Chief Executive Officer. During this period, United Bank Club Association grew to more than 350 employees with operational and sales branches in Michigan, Florida, Arizona, Texas and Mexico providing financial enhancement services to more than 2,000 institutions serving more than six million customers in the United States, Puerto Rico, U.S. Virgin Islands and Mexico. Mr. Kruger founded Priority OnLine-tm- which developed NetBranch-tm-, a proprietary Internet banking application currently in use by the second largest bank headquartered and controlled in Oklahoma. Mr. Kruger holds a Bachelor of Business Administration/Accounting received from Cameron University and a Juris Doctorate from the Oklahoma City University School of Law.

       In 1997, Mr. Kruger became the Chairman of the Board of Directors of Paceco Financial Services. His responsibilities and contributions to Paceco Financial Services include assisting in the development, implementation and execution of strategic planning. Mr. Kruger also currently holds managing officer positions in both Hildalgo, L.C. and Onward, L.L.C, two privately-held companies. Mr. Kruger became a director of PalWeb Corporation, on July 9, 1999 and became President on January 22, 2000. In 1999 Mr. Kruger became Chairman of Foresight, Inc.

       John Simonelli, age 54, will become one of our directors upon completion of the merger-acquisition of Foresight. In August 1999, Mr. Simonelli became our consultant and has provided corporate acquisition and merger consulting services. From March 1994 until July 1999, Mr. Simonelli was employed by Laboratory

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Specialists of America, Inc. and served as Chairman of the Board, Chief
Executive Officer and Secretary, and a Director until December 7, 1998. Laboratory Specialists of America, Inc. is engaged in forensic drug testing and was formerly publicly-held until acquired by The Kroll-O'Gara Company by merger. Mr. Simonelli served as a Director, Chief Executive Officer and Secretary of Vantage Capital Resources, Inc. from March 1996 until its merger with The Vialink Company (formerly Applied Intelligence Group, Inc.) and thereafter served as a Director and Vice President of The Vialink Company until October 14, 1996.

       MARK R. KIDD, age 33, became our Chief Financial Officer and Controller and Secretary in August 1999 and serves as Executive Vice President, Chief Financial Officer, Secretary and a Director of Foresight. Mr. Kidd became a director of PalWeb Corporation on January 22, 2000. Mr. Kidd began serving as President of PaceCo Financial Services and President of UniFin, Inc. in March 1998. UniFin, Inc. is a privately-held company that provides various financial services. From January 1997 until March 1998, he served as Senior Vice President and Chief Financial Officer of Republic Bank of Norman. From May 1988 through 1996, Mr. Kidd was employed by the public accounting firm of Arthur Andersen LLP. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University.

       LYLE W. MILLER, age 57, began serving as one of directors on November 29, 1999. Mr. Miller became a director of PalWeb Corporation and Vice President of Marketing on January 22, 2000. For more than the past five years, Mr. Miller has been the President and a Director of McMiller Holding Company, Northern Leasing & Sales, Inc., and Northern Connections, Inc., each a privately-held company engaged in the real estate business; a partner of MahMill Acres, a privately-held real estate development partnership; President and Director of Servco Incorporated, a privately-held sales company; Lansing Ice & Gymnastic Center, Inc., a privately-held company operating the Lansing Ice & Gymnastic Center; and Landings Restaurant, Inc., a privately-held company operating the Landings Restaurant. In addition, Mr. Miller is a Director of Capitol Bancorp Limited, a publicly-held bank holding company. Mr. Miller received a Bachelor of Business Administration from Michigan State University.

REVOCATION OF PREVIOUSLY SUBMITTED PROXIES

       If you previously executed and returned a Proxy, you may revoke the previously returned Proxy by executing and returning the accompanying Proxy. The shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. Once given, you may revoke the Proxy by

- giving written notice of revocation to our Secretary at any time before your Proxy is voted,

- executing another valid Proxy bearing a later date and delivering this proxy to the Secretary of the Company prior to or at the Annual Meeting, or

-      attending the Annual Meeting and voting in person.

       All information contained in this Supplement with respect to Precis and Precis-Foresight Acquisition and Foresight was furnished by Precis and Precis-Foresight Acquisition and Foresight, respectively, for inclusion in this Supplement.

THIS PROXY STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THESE TRANSACTIONS NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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                        WHERE YOU CAN FIND MORE INFORMATION

       We as well as PalWeb Corporation file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.
We distribute to our shareholders annual reports containing financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as "EDGAR") system and are publicly available on the Securities and Exchange Commissions's site on the Internet, located at http://www.sec.gov. We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

       Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Precis Smart Card Systems, Inc. at 2500 South McGee Drive, Suite 147, Norman, Oklahoma 73072, telephone: (405) 292-4900.

                                -------------------

       Your cooperation in giving this matter your immediate attention and in returning your Proxy promptly will be appreciated.


                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             Mark R. Kidd, Corporate Secretary

October 24, 2000











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